PROMISSORY NOTE


$13,667,550.00                                              October 10, 2001


	FOR VALUE RECEIVED, BANGOR HYDRO-ELECTRIC COMPANY, a Maine corporation ( "BHE"), promises to pay to the order of MUNICIPAL REVIEW COMMITTEE, INC., a Maine non profit corporation ("MRC"), at One Cumberland Place, Bangor,
Maine 04402 or at such other place as may be designated in writing by MRC, the principal sum of THIRTEEN MILLION SIX HUNDRED SIXTY-SEVEN THOUSAND FIVEHUNDRED AND FIFTY DOLLARS ($13,667,550.00), together with interest on the principal sum from time to time outstanding at the fixed rate of Five Percent (5.0%) per annum until paid in full in accordance with the attached quarterly payment schedule, which BHE agrees to follow, subject to the possible adjustments described in the following two sentences.
Notwithstanding such quarterly payment schedule, MRC shall have the right to defer some or all of any quarterly payment within any Note Year (as hereinafter defined) to another quarterly payment date within the same Note Year, upon at least (14) days' prior written notice to BHE, provided, however, that in no event shall any amounts due within a given Note Year be deferred beyond the final quarterly payment for such Note Year. If BHE has not received such written deferral notice within such time period, then it shall make the scheduled payment. For purposes of this Promissory Note, the term "Note Year" shall have the same meaning as set forth in Schedule 1.



	All payments shall be applied first to accrued and unpaid interest and then to outstanding principal, until paid in full. All interest hereunder shall be computed on the basis of the actual number of days elapsed over a three hundred and sixty-five (365) day year.

DEFAULT INTEREST RATE:   During  any period after an event of default (as
defined below) shall have occurred and until the same shall have been cured or expressly waived by MRC in writing, interest on any amount due hereunder shall accrue at the rate of eight percent (8%) per annum.

DEFEASANCE: Although BHE shall not have any right to prepay this Note, it shall have the right to provide for a defeasance of its obligations hereunder, so that it may treat the Note as paid for all purposes and transfer its liability hereunder to the trust fund described below by following the following procedure:

	(i) BHE shall place in trust, for the benefit of MRC, with an independent third party trustee (the "Trustee") selected by BHE and satisfactory to MRC, moneys, which shall only be in the form of either (a) currency of the United States of America which is then legal tender for the payment of public and private debts, or
(b) direct obligations of the United States of America (or of any agency or instrumentality thereof, but only if such obligations are guaranteed by the full faith and credit of the United States of America), which obligations shall not contain provisions permitting the redemption thereof at the option of the issuer, in an amount sufficient, without the need for further investment or reinvestment, but including any scheduled interest on such obligations, to pay (x) when due the then-remaining principal and interest due and to become due on this Note and (y) any and all amounts due or owing, or becoming due or owing, to the Trustee for its services and expenses; provided that such trust arrangements shall be certified by BHE as constituting an irrevocable deposit of said moneys and other obligations in trust for the exclusive use and benefit of MRC hereunder, free and clear of any claims or rights of BHE (except that BHE shall retain the right to receive any surplus that may remain after all obligations to MRC and the Trustee have been satisfied out of such fund); and

	(ii) BHE, at its cost, shall deliver to MRC and to the Trustee an opinion of a firm of independent certified public accountants of recognized national standing, confirming the sufficiency, to meet the requirements set forth in clause (i) hereof, of the moneys or other obligations placed in trust with the Trustee pursuant to clause (i) hereof.

	Upon compliance with the foregoing requirements and upon delivery to MRC of a note or other evidence, in form approved by MRC, of the rights of MRC to the moneys referred to in clause (i) of this provision, this Note shall be deemed to have been paid in full and shall be returned to BHE, marked "Paid", and MRC shall no longer be entitled to the benefits of any of the provisions of this Note.

DEFAULT: The entire principal balance hereof, together with all interest and other charges, as applicable, shall become due and payable at the option of MRC, upon the occurrence of any one or more of the following events, each of which shall constitute an event of default hereunder: (a) the insolvency of BHE, or (b) the making of any assignment for the benefit of creditors of BHE, or (c) the appointment of a receiver, trustee or custodian for all or any portion of the property of BHE; or (d) the commencement of any proceedings under any state or federal bankruptcy or insolvency law or under laws for relief of debtors, by or against BHE; or (e) the dissolution or termination of existence of BHE; or (f) any default in the payment of any sums due under this Note when due, and the continuation of such default for ten (10) days after MRC delivers written notice to BHE of such default.

REMEDIES: Upon the occurrence of any event of default under this Note MRC may declare due and payable at once all amounts outstanding hereunder. BHE hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Note may be brought in any state or federal court in the State of Maine, at the election of MRC. By the execution and delivery hereof, BHE hereby irrevocably submits to the nonexclusive jurisdiction of
any such court in any such action or proceeding.   BHE shall be liable for,
and hereby agrees to pay, upon demand, all reasonable costs or expenses incurred by MRC in endeavoring to collect or enforce this Note. MRC shall not be deemed to have waived any of its rights or remedies under this Note by any act, delay, omission or failure or refusal to exercise any of such rights or remedies. No waiver by MRC of any kind shall be valid unless it is in writing and signed by an officer of MRC, and then only to the extent specifically stated. All of the rights and remedies of MRC shall be cumulative and not exclusive, and may be exercised on any one or more occasions either singularly or concurrently.

WAIVERS: BHE hereby (1) waives presentment, notice of dishonor, protest, notice of protest, in connection with the delivery, acceptance, performance, default or enforcement of this Note and (2) consents and agrees that MRC may at any time and from time to time without affecting the liability of BHE for payment of the debt evidenced by this Note or for performance of any obligation contained herein: (a) extend the time for payment of any amounts due under this Note; or (b) grant any releases, compromises or indulgences with respect to this Note or any extensions, renewals, or acceleration hereof or substitutions herefor to BHE.

MISCELLANEOUS: If, for any reason, any payment to MRC applied to amounts outstanding hereunder is required to be refunded by MRC to BHE or turned over by MRC to any other person or entity, BHE agrees to pay to MRC on demand an amount equal to the payment so refunded or turned over by MRC and the liability of BHE shall not be treated as having been discharged by the original payment to MRC giving rise to such refunded or turned over payment.

	  All notices, demands or requests provided for or permitted to be given pursuant to this Note must be in writing and shall be given by personal delivery or by depositing the same in the United States mail, post paid and certified, return receipt requested at the addresses set forth below, as such addresses may be changed by notice given to the other party.

MRC's Address: One Cumberland Place, P.O. Box 2579, Bangor, Maine 04402-2579, Attention: Executive Director

BHE's Address: 33 State Street, P.O. Box 932, Bangor, Maine 04402-0932,
Attention:  Vice President Finance and Law


	BHE hereby warrants that it is validly formed, in existence and in good standing at the present time, with all necessary authority to enter into, execute and deliver this Note. No invalidity or unenforceability of any portion or obligation of this Note shall affect the validity or enforceability of the remaining portions or obligations hereof. This Note and all actions taken pursuant hereto shall be governed by, and interpreted and construed in accordance with, the laws of the State of Maine. This Note evidences a loan for business and commercial purposes and not for personal, household, or family purposes. The use of captions in this Note is for purposes of convenience only, and no caption shall affect the meaning of this Note. This Note and the provisions hereof shall be binding upon BHE, its successors, legal representatives and assigns and shall inure to the benefit of MRC, its successors, legal representatives and assigns. This
Note is intended to take effect as a sealed instrument, effective as of October 10, 2001, regardless of the actual date of execution and delivery.

ATTESTED WITNESS:                     BANGOR HYDRO-ELECTRIC COMPANY


___________________________           By:_/s/ Frederick S. Samp
				      Name:  Frederick S. Samp
				      Title:  Vice President - Finance & Law


			       Schedule 1

		     Scheduled Installment Payments

Quarterly payments will be due August 1, November 1, February 1 and May 1 of each year commencing with the first such date after the date of
the Promissory Note.   The principal amount of an Installment Payment
scheduled for any specific quarter in any specific Note Year shall be calculated in accordance with the following formula:


	IP = MDS  x  $19.50  x  NYAF  x QAF

	where     IP     =     The principal amount of the Installment
			       Payment scheduled to be paid in the quarter

		  MDS    =      The Merger Date Shares, which is the number of
				shares of common stock for which warrants have not been exercised as of the Merger Date

		  NYAF  =       Note Year  Amortization Factor in accordance
				with Options A through D below. Option A will apply if the first payment under the Promissory Note is due on August 1. Option B will apply if the first payment under the Promissory Note is due on November 1.
				Option C will apply if the first payment under the Promissory Note is due on February 1.
				Option D will apply if the first payment under the Promissory Note is due on May 1.




Note Year         Option A      Option B      Option C     Option D

      1           10.50%           8.00%          5.50%      4.50%
      2           11.00%          11.50%         12.00%     12.50%
      3           12.50%          13.00%         13.50%     14.00%
      4           14.00%          14.50%         15.00%     15.50%
      5           14.50%          15.00%         15.50%     16.00%
      6           17.50%          18.00%         18.50%     19.00%
      7           20.00%          20.00%         20.00%     18.50%





In the event that the Merger Date has not occurred before May 1, 2002, then the number of years in the foregoing chart shall be adjusted to the number of Note Years between the date of the first quarterly payment and June 30, 2008 and options A through D shall be adjusted on a pro rata basis among the remaining years in the amortization schedule. The result will be amortization schedule that will terminate as of June 30, 2008, will have the correct number of years and will add to 100 percent.

Note Year is defined as the period beginning on July 1 and ending on June 30

QAF  =     Quarterly Adjustment Factor, which shall be
	    - 35% for the first quarter in a Note Year;
	    - 30% for the second quarter in a Note Year;
	    - 25% for the third quarter in a Note Year; and
	    - 10% for the fourth quarter in a Note Year;
	provided, however, that the MRC shall have the right to defer principal to a later quarter within the same Note Year by notice in accordance with the Promissory Note.

Schedule 1
Calculation of Scheduled Installment Payments (1)
Promissory Note for Payments by Bangor Hydro-Electric Company to the Municipal Review Committee, Inc.

Principal sum of the note $ 13,667,550.00          based on               700,900    Merger Data Shares (MDS)
								  $         19.50    value per warrant
Scheduled principal payments (2)
					  Scheduled Quarterly Principal Payments (5)
     Note   Option B         Annual              01-Aug              01-Nov              01-Feb              01-May
   Year (3) NYAF (4)    Principal Amount          35%                 30%                 25%                 10%
      1       8.00%    $  1,093,404.00                         $    433,156.20     $    370,075.20     $    290,172.60
      2      11.50%    $  1,571,768.25     $    550,118.88     $    471,530.48     $    392,942.06     $    157,176.83
      3      13.00%    $  1,776,781.50     $    621,873.52     $    533,034.45     $    444,195.38     $    177,678.15
      4      14.50%    $  1,981,794.75     $    693,628.15     $    594,538.43     $    495,448.69     $    198,179.48
      5      15.00%    $  2,050,132.50     $    717,546.37     $    615,039.75     $    512,533.13     $    205,013.25
      6      18.00%    $  2,460,159.00     $    861,055.65     $    738,047.70     $    615,039.75     $    246,015.90
      7      20.00%    $  2,733,510.00     $    956,728.50     $    820,053.00     $    683,377.50     $    273,351.00
	    ---------  ----------------    ----------------    ----------------    ----------------    ----------------
	     100.00%   $ 13,667,550.00     $  4,400,951.07     $  4,205,400.01     $  3,513,611.71     $  1,547,587.21
	    check sum  $ 13,667,550.00

Scheduled interest payments                  Interest rate           5.00%

					  Scheduled Quarterly Interest Payments (6)
     Note   Option B         Total               01-Aug              01-Nov              01-Feb              01-May
   Year (3) NYAF (4)    Annual Interest           35%                 30%                 25%                 10%
      1       8.00%    $    367,423.78                         $     41,189.88     $    165,429.92     $    160,803.98
      2      11.50%    $    591,377.81     $    157,176.83     $    150,300.34     $    144,406.21     $    139,494.43
      3      13.00%    $    507,920.32     $    137,529.72     $    129,756.30     $    123,093.37     $    117,540.93
      4      14.50%    $    414,212.18     $    115,319.95     $    106,649.60     $     99,217.87     $     93,024.76
      5      15.00%    $    313,499.43     $     90,547.52     $     81,578.19     $     73,890.19     $     67,483.53
      6      18.00%    $    201,254.67     $     64,920.86     $     54,157.67     $     44,932.07     $     37,244.07
      7      20.00%    $     71,754.65     $     34,168.88     $     22,209.77     $     11,959.11     $      3,416.89
	    ---------  ----------------    ----------------    ----------------    ----------------    ----------------
	     100.00%   $  2,467,442.84     $    599,663.76     $    585,841.75     $    662,928.74     $    619,008.59
	    check sum  $  2,467,442.84

Total scheduled principal and interest payments
					  Scheduled Quarterly Principal and Interest Payments (6)
     Note   Option B      Total Annual           01-Aug              01-Nov              01-Feb              01-May
   Year (3) NYAF (4)  Principal and Intere        35%                 30%                 25%                 10%
      1       8.00%    $  1,460,827.78     $           -       $    474,346.08     $    535,505.12     $    450,976.58
      2      11.50%    $  2,163,146.06     $    707,295.71     $    621,830.82     $    537,348.27     $    296,671.26
      3      13.00%    $  2,284,701.82     $    759,403.24     $    662,790.75     $    567,288.75     $    295,219.08
      4      14.50%    $  2,396,006.93     $    808,948.10     $    701,188.03     $    594,666.56     $    291,204.24
      5      15.00%    $  2,363,631.93     $    808,093.89     $    696,617.94     $    586,423.32     $    272,496.78
      6      18.00%    $  2,661,413.67     $    925,976.51     $    792,205.37     $    659,971.82     $    283,259.97
      7      20.00%    $  2,805,264.65     $    990,897.38     $    842,262.77     $    695,336.61     $    276,767.89
	    ---------  ----------------    ----------------    ----------------    ----------------    ----------------
	     100.00%   $ 16,134,992.84     $  5,000,614.83     $  4,791,241.76     $  4,176,540.45     $  2,166,595.80
	    check sum  $ 16,134,992.84

Principal outstanding prior to each payment
					  Principal Outstanding Prior to Each Quarterly Payment
     Note   Option B   Principal Amount          01-Aug              01-Nov              01-Feb              01-May
   Year (3) NYAF (4)     Paid Each Year           35%                 30%                 25%                 10%
      1       8.00%    $  1,093,404.00                         $ 13,667,550.00     $ 13,234,393.80     $ 12,864,318.60
      2      11.50%    $  1,571,768.25     $ 12,574,146.00     $ 12,024,027.12     $ 11,552,496.64     $ 11,159,554.58
      3      13.00%    $  1,776,781.50     $ 11,002,377.75     $ 10,380,504.23     $  9,847,469.78     $  9,403,274.40
      4      14.50%    $  1,981,794.75     $  9,225,596.25     $  8,531,968.10     $  7,937,429.67     $  7,441,980.98
      5      15.00%    $  2,050,132.50     $  7,243,801.50     $  6,526,255.13     $  5,911,215.38     $  5,398,682.25
      6      18.00%    $  2,460,159.00     $  5,193,669.00     $  4,332,613.35     $  3,594,565.65     $  2,979,525.90
      7      20.00%    $  2,733,510.00     $  2,733,510.00     $  1,776,781.50     $    956,728.50     $    273,351.00
	    ---------  ----------------    ----------------    ----------------    ----------------    ----------------
	     100.00%   $ 13,667,550.00
Footnotes
 1 This Schedule 1 supercedes the portion of the Schedule 1 to the Promissory Note labeled :"Sample Calculation of
   Scheduled Installment Payments," in order to clarify scheduled principal payments in the first Note Year.

 2 Per the Promissory Note, Schedule 1, the principal amount of an Installment Payment scheduled for any quarter shall be calculated in accordance with the following formula:

	   IP = MDS x $19.50 x NYAF x QAF

   where       IP     is the Installment Payment for the quarter
	       MDS    is the Merger Date Shares, which is the number of shares of common stock for which
		      warrants have not been exercised as of the Merger Date
	      NYAF    is the Note Year Amortization Factor (see Note 4)
	       QAF    is the Quarterly Adjustment Factor (see Note 5)

 3 A Note Year is defined as a period beginning on July 1 and ending on June 30.  This Schedule 1 was produced on the expectation that the Closing Date, which would be the first day of the first Note Year, will be October 10, 2001

 4 NYAF is the Note Year Amortization Factor defined on Schedule 1 of the Promissory Note.
   The values shown correspond to Option B, which is consistent with the expectation that the first payment under the
   Promissory Note will be due on November 1, 2001.

 5 For Note Years 2 through 7, the Quarterly Adjustment Factors are (Promisory Note, Schedule 1):

	       35%    for the first quarter in a Note Year
	       30%    for the second quarter in a Note Year
	       25%    for the third quarter in a Note Year
	       10%    for the fourth quarter in a Note Year

   For Note Year 1, which is expected to contain only three quarterly payments, the principal to be paid each quarter of the first Note Year is determined as follows:

   Quarterly payment dates                               01-Aug              01-Nov              01-Feb              01-May
   Quarterly Adjustment Factors from Schedule 1           35%                 30%                 25%                 10%
   Principal that would have been due in a full year $    382,691.40     $    328,021.20     $    273,351.00     $    109,340.40
   Principal due in first three quarters                                 $    382,691.40     $    328,021.20     $    273,351.00
   Principal not accounted for in first year         $    109,340.40
   Pro rata allocation of principal not accounted for                    $     50,464.80     $     42,054.00     $     16,821.60
   Principal due in first Note Year                                      $    433,156.20     $    370,075.20     $    290,172.60
   Basis for pro rata allocation ( QAFn / 65% )                               46.2%               38.5%               15.4%

 6 First interest payment based on Closing Date of October 10, 2001.
   Other quarterly interest payments calculated as (outstanding principal) x 5% x 1/4